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                                                                    EXHIBIT 10.1

                          MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding ("MOU") made at Bangalore on this 30th day of June , 2000 by and between:

1. Wipro Limited, a company incorporated under the laws of India, having its registered office at Doddakannelli, Sarjapur Road, Bangalore - 560 035 (hereinafter referred to as "Wipro" which expression shall wherever the context otherwise requires includes its nominees, legal representatives and successors);

2. The Parties listed in Schedule 1 to this Agreement (hereinafter individually referred to by the Abbreviation in the said Schedule and collectively referred to as "New Promoters" which expression shall, unless the context otherwise requires include their respective nominees, legal representatives and successors.


Whereas:


1. Peripherals System Division ("PSD") is the computer peripheral business of Wipro. It is currently engaged in design, development, manufacture, marketing, sales, distribution and support of computer peripherals. Its business office is located at 2nd floor, Basappa Complex, Lavelle Road and manufacturing facility located at 312, Hebbal Industrial Area, Mysore. It has regional / branch / sales / support offices /warehouses, at various locations in the country and operates from independent locations or from locations shared with other offices of Wipro. Some business associates also refer to PSD as Wipro Peripherals.

2. The New Promoters are in the process of setting up a company with the name of Wipro e Peripherals Limited ("NewCo").

3. After the incorporation of NewCo and with effect from the effective date, Wipro has decided to transfer PSD to NewCo.

4. The Parties hereto are keen to set out their business and commercial understanding / relationship that would form the basis for the finalisation of definitive agreement(s), which would set out the contractual rights and obligations of the Parties.

5. The Parties agree that they shall proceed forthwith with the implementation of the provisions of this MOU.

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NOW THEREFORE THIS MOU WITNESSETH AS FOLLOWS:


1.   Incorporation of NewCo and its Financing

1.1 NewCo is being incorporated with a total authorised capital of Rupees 100 Million with the main objects to design, develop, manufacture, market, trade, maintain and export computer peripherals.The authorised capital will subsequently be increased to Rupees 150 Million in accordance with the provisions of the Companies Act, 1956.

1.2 This MOU sets out various rights and obligations on the part of NewCo. The New Promoters are entering into this MOU on behalf of NewCo, which is to be incorporated. Consequently, the New Promoters undertake to ensure that NewCo accepts the provisions of this MOU in accordance with the provisions of the Specific Relief Act, with respect to pre-incorporation contracts. If NewCo fails to accept the provisions of this MOU, the provisions of this MOU shall not take effect and Wipro shall not be obligated to enter into any definitive agreements in relation to the transfer the PSD to NewCo.

1.3 NewCo shall issue equity share capital (par value of Rs. 10) up to Rs. 140 Million.

1.4  The total issued and paid up equity capital of NewCo will be as follows:

     (a)  39% would be allotted to Wipro in terms of Clause 2.2(a) herein.
     (b) 26% would be allotted to the New Promoters and PSD employees. Such allotments would exclude the allotment of shares of NewCo consequent to Clause 5.2/ 5.3 of this MOU.
     (c) Balance 35% would be allotted to employees, business associates and other strategic investors of Wipro.

     The equity contribution of the New Promoters and employees referred to in
     (c) above will be fully paid up latest within 30 days from the effective date.



2.   Transfer of the PSD by Wipro to NewCo

2.1 Wipro will transfer its PSD as a going concern to NewCo for a consideration as set out in Clause 2.2 hereto with effect from September 1, 2000 (effective date). Subject to the terms of this MOU, the transfer would inter alia include the transfer of the following:

     a.  All the assets and liabilities as reflected in the books of the PSD.
     b. All the plant, machinery, equipment, furniture and fixtures situated at the PSD factory at Mysore
     c. The land leased to Wipro from KIADB at Mysore on which the factory is situated subject to NewCo paying all the charges for the said transfer as also the consideration payable to KIADB for the transfer of the land upon execution of the sale deed by and between KIADB and either Wipro or NewCo. Provided however, that if the said land needs to be transferred to Wipro first and then to NewCo, NewCo will pay the charges only for the transfer between Wipro and NewCo.

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     d.  All the employees of the PSD mutually identified by Wipro and the New
         Promoters.
     e. The dealer and franchisee channel contracts associated with, and selling, PSD products.
     f. All agreements, if any, with PSD's principals and collaborators including Epson, HP, Printonix and IBM (in accordance with the terms and conditions in such agreements)
     g.  All assets lying at all locations from which PSD currently operate.
     h.  Intellectual property subject to Clause 7 of this MOU.


2.2  The consideration for the transfer of the PSD would be as follows:

     (a) By allotment to Wipro equity shares of NewCo which post issue (not including issue of shares under clause 5.2 and 5.3)would constitute 39% of the total paid up equity capital of Rupees 140 Million.
     (b) Issue and allotment to Wipro 12.5% 5 year redeemable secured debentures worth Rupees 100 million which will be redeemed in 10 quarterly installments with a moratorium of 10 quarters from the effective date. Interest will be payable quarterly rear-ended basis.
     (c)  Balance Rupees 85.4 Million by way of cheque.

     The consideration set out in b and c above, will stand adjusted to the actual size of net capital employed as of August 31, 2000 as compared to May 31, 2000, based on the balance sheet as of the effective date.

2.3 The allotment of equity shares and debentures and the payment of the monies as per Clause 2.2 above shall be made as of the effective date.

2.4 Each party will bear its own costs for giving effect to this MOU and consequent definitive agreements. It is clarified that NewCo will bear the cost of stamp duty with respect to the transfer of PSD, wherever applicable.



3.  Shareholder Issues

3.1 Wipro shall not be entitled to sell 15% of the total equity of 39 % of NewCo for a period of three years from the effective date except to the New Promoters as set out in Clause 3.2 below. After the period of three years, Wipro shall be free, subject to Clause 3.3 hereto, to sell this 15% stake to any third person and in accordance with such terms and conditions as it deems fit.

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3.2  During the period of three years that Wipro is prohibited from selling 15%
     of the total equity of NewCo (referred to in Clause 3.1 above), the New Promoters will have a right to buy from Wipro and Wipro is obligated to sell the said 15 % of total equity of NewCo at a price determined as follows:

     (a)  Price if right exercised prior to IPO:

          (i) If the New Promoters have not made a sale in accordance with Clause 3.11, the price shall be Rs. 54 per share. If the shares are bought earlier than the third year from the effective date, the price shall be discounted by 12% per annum.

          (ii) If the New Promoters have made a sale in accordance with Clause 3.11, the price shall be the higher of the price determined in accordance with (i) above or 75% of the price per share the New Promoters received for the sale under Clause 3.11.

     (b)  Price if right exercised after IPO:

          The price shall be at the higher of the price determined in accordance with Clause 3.2(a)(i) above or 75% of the market value whichever is higher. Market value is to be calculated on the basis of the average closing price on the BSE / NSE (if listed in India) or any overseas exchange (if listed abroad), whichever is higher, for the trading sessions of the preceding 6 weeks.

3.3. Wipro will be free (a) at all times to sell 24% of the total equity in NewCo to any third person; and (b) after a period of three years from the effective date (in accordance with Clause 3.1 hereto) to sell 15% of the total equity in NewCo to any third person.

     Provided the New Promoters are made an offer for such shares (the offer including the terms and conditions thereof). In the event the New Promoters decide to reject such offer, Wipro shall be entitled to offer such shares to any third party at a price that is not lower than the price referred to in Wipro's offer to the New Promoters and on such terms and conditions that are no more favourable than those set forth in the said offer.

3.4. New Co can initially issue the capital to any of the persons mentioned in Clause 1.4(c) above on mutually agreed basis and shall not be at face value. Issue of capital to New Promoters in accordance with Clause 1.4(b) will be at face value. Shares issued at the face value but linked to Preference shares will be considered as shares issued at a premium.

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3.5.  Any issue of capital subsequently (i.e. after the initial issue set out in
      Clause 1.4 and 3.4 hereto) to any investor / strategic partner will be as per the mutual agreement of the Parties and in accordance with the terms and conditions contained herein. For 24 months from the effective date, Wipro will not place any unreasonable terms for such issue particularly if the valuation of such issue (including Initial Public Issue (IPO)) is higher by on 30% per annum than the initial issue referred to above. After the period of 24 months, Wipro shall be entitled to withhold consent at its own discretion.

3.6. NewCo will have five directors. If Wipro holds more than 20% of NewCo's equity, it will have a right to nominate two directors, one of whom shall be a permanent director of the Company. If Wipro holds more than 5% and less than 20% of NewCo's equity, it will have the right to nominate one director who shall be a permanent director. If Wipro holds less than 5% of the NewCo's equity, it shall not have the right to nominate any director. The new promoters will have a right to nominate the remaining directors, one of whom will be a permanent director of the company. The directors shall be appointed by NewCo in general meeting.

3.7. NewCo, at its option, can increase the number of directors to seven. Any increase in the number of directors beyond seven will need the prior written consent of Wipro.

3.8. Wipro will co-operate with the New Promoters in relation to issues of management and shall work together with the New Promoters to ensure that they vote together on all matters that are referred to the Board.

3.9. The following super-majority items shall require a positive affirmative vote of the permanent director nominated by Wipro (at the Board level) and the positive affirmative vote of Wipro at any shareholder meeting where such item is considered:

     (a) Sale by the New Promoters of any or all of their shares in NewCo to any third party except shares they acquired post "initial issue at face value" by way of ESOPs or otherwise.

          Provided that item (a) herein shall require a positive affirmative vote of Wipro as referred to above for a period of [three] years from the effective date.

     (b) NewCo undertaking or proposing to undertake any "new business activity" without the express written consent of Wipro. Provided that Wipro will not unreasonably withhold consent unless in good faith it is of the view that the "new business activity" conflicts with, or is in competition with, its own business activities as of such date.

          Provided that item (b) herein shall require a positive affirmative vote of Wipro as referred to above for a period of three years only from the effective date.

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          For purposes of Clauses (b), the following may be noted:

          . It is clarified that "new business activity" will not refer to the business activity with respect to computer/ internet peripherals and software / firmware / services in relation to such peripheral products. Provided that in case of software services, it shall not exceed 5% of the total turnover of NewCo, beyond which it will be considered as new business activity.

          . Peripherals above refers to all devices / equipments capable of connecting to / with computers and networks including telecom / datacom networks.

          . Business activity, above, includes design, development, manufacture, marketing, sales, distribution, trading and support with or without the help of web/internet.)

3.10 Wipro will not enter into the business of manufacturing of dot matrix printers for a period of three years and for this undertaking NewCo will pay Wipro a non-compete fee of Rupees Twenty Five Million per year for a period of three years.

3.11 For the first three years or till the expiry of one year after the IPO whichever is later, the New Promoters will not be entitled to sell their shares obtained by way of the "initial issue" in the Company without Wipro's consent. Thereafter till the end of the fifth year, they will be entitled to sell their stake in NewCo in favour of a third party provided such third party offers to purchase, on a pro-rata basis, the shares held by Wipro in NewCo on the same terms and conditions. Wipro shall be entitled to accept the offer, partially accept the offer or reject such offer. In case Wipro decides to reject the offer ,Wipro will purchase the shares of New Promoters at the same terms and conditions (including price) which were offered by the third party. After the end of the fifth year, the New Promoters shall be free to sell their stake in NewCo without any restriction.



4.    Relationship between Wipro and NewCo

4.1 In consideration of 4.2 below ,NewCo will give Wipro a discount of [not less than] Rupees 10 million per year for three years on the purchases made by Wipro from NewCo. The details of the same will be worked out by and between NewCo and Wipro. This payment is to be made quarterly within 30 days of end of the quarter subject to deduction of taxes (including
      TDS) if applicable.Wipro will ensure a minimum business as agreed between Wipro and new company.

4.2 Wipro will treat NewCo as a most preferred vendor. Similarly NewCo will treat Wipro as a most preferred customer.

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5     HR / Employee related issues

5.1.  The employees of PSD are classified (in Schedule 2 to this MOU) into:

      (a) The employees whom NewCo does not want and Wipro wants will be transferred to Wipro within 3 to 6 months from the effective date. Till the date of transfer they shall be on deputation with NewCo and the total cost for such employees during such period (including deferred benefits) will be to NewCo's account.

      (b) The employees whom NewCo and Wipro want will be given an option to be transferred to Wipro within 24 months of the effective date. Wherever the employee exercises the option to be transferred to Wipro, the exercise price in case of outstanding Wipro stock options would get adjusted to the extent of the upward or downward movement of stock during the period such employee was with NewCo.

      (c) The employees whom NewCo does not want them and in relation to whom Wipro has to take a decision.

      (d) The balance employees who will remain with PSD and will have no option to be transferred to Wipro.

      (e) Wipro and new co will work out a joint action for such difficult employees wanting to go against above understanding.Cost of such action will be jointly shared

5.2 All employees, who have Wipro ESOPs will be given a NewCo ESOPs to compensate them for the expected value appreciation, for which a mechanism will be worked out by NewCo and the concerned employees.

5.3 All employees who have WERT shares will be given a proportionate equal value of NewCo shares (not options) to compensate them for the expected value appreciation. A mechanism will be worked out by NewCo and the concerned employees.

5.4 NewCo and Wipro will have an agreement of not hiring employees from each other for a period of 3 years without each other's prior written consent.

5.5 Subject to the terms of this MOU, all the employees transferred to NewCo from Wipro will be assured continuity of service. Consistent with this requirement, all employee deferred benefits which are funded and/or provided for shall be transferred to NewCo.

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5.6   It is agreed that NewCo will not offer additional ESOPs in excess of 10%
      per annum of the total paid up equity capital of the Company without the prior written consent of Wipro.



6.0   IPO / Merger/Acquisitions etc

6.1 NewCo will have the right to go for any IPO on any stock exchange. NewCo will ensure that Wipro's name is not used for any IPO activity and that Wipro will not be treated as a "promoter" for SEBI purposes. In addition, appropriate and adequate disclosure will be made with respect to Wipro's decision to focus on its software business. All documents pertaining to the IPO will be vetted and approved by Wipro to ensure the above.

6.2 New Co can acquire and/or invest in any company provided it is not engaged in any `new business activity' (as defined in Clause 3.9). This restriction is applicable only for three years from the effective date.

6.3 Notwithstanding clause 6.2,NewCo shall be entitled to make any acquisitions / investments in any company / undertaking subject to the limit of 19% of the investee company or Rs. 40 Million (whichever is higher) without obtaining Wipro's prior written consent. Any acquisition / investment beyond these limits will need the prior written consent of Wipro. Provided however that NewCo will not be entitled to make any acquisition / investment in a new company / undertaking if it has defaulted in any payments to Wipro due under this MOU.

6.4 NewCo can restructure itself in any lega forml including demerger and slump sale if all dues to Wipro have been paid.In any such demerger and slump sale Wipro's equity holding(in terms of percentage) in the new legal entity will not be lower than Wipro holding in NewCo.

6.5 NewCo shall be entitled to involve itself in any merger / acquisition subject to following conditions:

      a. At Wipro's option, all equity / debenture ownership is transferred / bought back before such an event.
      b. There is adequate protection for management of Wipro branded products marketed by NewCo as stipulated by Wipro
      c. The basic parameters of this MOU are not affected in any way, without the consent of Wipro.

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7.   Intellectual Property

7.1 Within one year of the effective date or 6 months prior to its IPO, whichever is later, NewCo shall change it's name to ensure that Wipro's name is no longer used.

7.2 NewCo will have a right to use Wipro brand for its existing products for a period of three years for which it will pay a royalty of Rupees Three Million per year for three years. Use of the Wipro brand in relation to any new product that NewCo will launch will require Wipro's prior written consent. Wipro shall not withhold consent unreasonably for two years from the effective date. Thereafter Wipro shall be free to withhold consent at its own discretion.After three years the right to use Wipro brand can be extended subject to mutual agreement.

7.3 NewCo will be required to take all necessary and reasonable steps to ensure that the Wipro brandname is protected and used in a manner that enhances the value of the brand and consistent with such requirements that Wipro may stipulate from time to time.

7.4 NewCo will pay Wipro an amount of Rupees Twenty Million per year for three years towards its contribution for the promotion of the Wipro brandname. Wipro shall use its best efforts to provide reasonable publicity to the products of NewCo in its advertisement campaigns.

7.5 While Wipro will own all the rights of Wipro brand, Wipro will transfer to NewCo its rights of all sub brands of the PSD including Longlife, Peace of Mind, Proline, Lx, Ex, LQ, Fx etc. to the extent Wipro has rights in them. Continuance of the the rights for Geniuswriters in the peripherals business will be re-discussed at the end of three years and will be mutually agreed.



8    Transition

8.1 Wipro will continue to manage PF, Gratuity and pension funds for the employees of the transferred to NewCo until alternate arrangements are made by NewCo. NewCo shall put these alternate arrangements in place within a reasonable time. When alternate arrangements are available Wipro will transfer all employee credits to similar fund in NewCo.

8.2 New Promoters will take over the management on the effective date and will run it on trusteeship basis until all formalities are completed and approvals are obtained.

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8.3  MOU will be subject to legal due diligence by the new Promoters 's legal counsel and Wipro and NewCo obtaining all requisite internal corporate approvals (which shall include a shareholder approval by Wipro). Parties will make good faith efforts to ensure that these approvals are obtained.

8.4 Till the effective date, the NewCo will be managed by a board comprising of two nominees from Wipro (Mr. Arun K. Thiagarajan and Mr S. C. Senapaty) and a nominee from New Promoters (Mr R. N. Agarwal). The nominee of the New Promoters will act as the CEO of NewCo.

8.5 All existing interdivisional arrangements will continue for 4 months for telephones, data communication, rentals etc. except that these will structured and formalized and paid for by NewCo. However no corporate and / or group overheads will be payable from the effective date. A list of all receivables and payables to and from Wipro will be made as on effective date and settled within a month by actual payments / receipts between NewCo and Wipro.

8.6 Within 4 months NewCo will make their own arrangements for all shared locations for office / warehouse, telephones, communication etc. During this time all assets of NewCo will be identified and transferred. Any asset (except land and building) on the books of PSD and not transferred to the New Co will be compensated on the basis of the book value of such assets.

8.7 Any downside / upside not provided / accounted for in the books of PSD at the time of transfer relating to earlier years and identified within a period of 12 months from the effective date, having a financial impact of more than Rupees Five Hundred Thousand on an individual item basis and Rupees 5 Million on an aggregate basis which is not in the knowledge of either party will be to the account of Wipro. Any financial impact irrespective of the amount of such impact identified beyond the period of 12 months will be to the account of NewCo.

8.8 The Parties shall draw up a detailed list of contingent liabilities that shall form part of the definitive agreements. Contingent liabilities in this list arising on account of / labour issues will be to the account of NewCo. All other contingent liabilities in this list will be to the account of Wipro.

8.9 Subject to, and in accordance with, the approval / consent of the banks, Wipro shall extend its banking facilities to NewCo till such time as NewCo is able to establish its own banking facilities.

8.10 Wipro and NewCo will do all acts and provide all help / support to each other to get all the necessary approvals from all authorities for smooth transfer/conduct of business.

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9.   MOU Related.

9.1 The Parties confirm that they will make good faith efforts to conclude definitive agreements relating to implement the provisions of this MOU. On signing of this MOU, the Parties shall immediately proceed to negotiate the terms of the definitive agreements.

9.2 From the date of this MOU and for a period of 2 years thereafter, the Parties agree not to disclose to, any person not having the need to know, any proprietary information or other confidential information of the other party (including the conclusion of this MOU and the negotiations and actions contemplated under this MOU) to which such party may gain access to on account of the negotiations and actions contemplated under this MOU. This provision shall not apply to information in the public domain or that, which is to be disclosed by virtue of applicable law and / or for obtaining the necessary approvals to implement the provisions of this MOU.

9.3 The Parties confirm that they shall not, without the prior written consent of the other Party, issue any press release or make any public announcement with regard to the provision of this MOU or the transactions and actions contemplated herein, except when required to be disclosed by virtue of applicable law.

9.4 The Parties hereto agree that with the exception of the terms and conditions of this MOU there is no intention to create legally binding obligations on either of the parties

9.5 The provisions of this MOU shall terminate on the happening of the following:

     (a)  the successful completion of the definitive agreements; or
     (b)  by mutual consent of the Parties; or
     (c) the non-completion of the definitive agreement within 30 days (or such extended period that the Parties may agree) of Wipro obtaining shareholder approval for the transfer of the PSD to NewCo.

9.6 The Parties agree that this MOU shall not be amended in any way other than by mutual written agreement with the stated aim to amend this MOU.

9.7 This MOU constitutes the agreement of the Parties in connection with the desired co-operation in respect of the services and shall supersede all previous understandings, communications, negotiations and arrangements either oral or written, between the Parties with respect to the subject matter of this MOU.

9.8  This MOU shall be governed by the laws of India

9.9 Any notice to be served pursuant to this MOU is to be sent by registered post and a confirmatory copy faxed to the other Party at the following contact details:

     In the case of Wipro:      Company Secretary and Corporate Counsel,
                                Wipro Limited,
                                Doddakannelli,
                                Sarjapur Road,
                                Bangalore - 560 035
                                Fax: (080 - 844 0051)

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     In the case of New Promoters:  At the contact details set out in Schedule 1 to this Agreement


IN WITNESS WHEREOF, the Parties hereto have set and subscribed their respective hands at Bangalore on the day and year first hereinabove written.


SIGNED AND DELIVERED BY WIPRO           )
THROUGH IT'S AUTHORISED                 )
SIGNATORY AND DULY CONSTITUTED          )
ATTORNEY Mr S C Senapaty,
Corporate Executive VP-Finance
In the Presence of                      )
Mr Satish Menon, Corporate VP-Legal &
Company Secretary__                     )

SIGNED AND DELIVERED BY
Mr Ram N Agarwal                        )
In the Presence of Mr K R Girish        )

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Schedule1



LIST OF PROMOTERS



Mr Ram N Agarwal

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